Exhibit 10.3
AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment (“Amendment”), dated as of January 16, 2015 (the “Amendment Date”), amends the Employment Agreement between NeoStem, Inc. (the “Company”) and Robert S. Vaters (the “Executive”) dated as of January 5, 2015 (the “Agreement”). All capitalized terms not defined herein shall have the meanings set forth in the Agreement.

R E C I T A L S

WHEREAS, the Company has determined that the grants of stock options under the Agreement inadvertently may have technically exceeded the annual per person limit under the Company’s Amended and Restated 2009 Equity Compensation Plan; and

WHEREAS, the Company and the Executive desire to rescind the excess grants (to the extent of the excess only) as provided in this Amendment and to provide certain other compensation to the Executive as provided in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

1.    Amendments.

1.1. The number of Initial Option Shares covered by the Initial Option shall be reduced from 480,000 to 400,000 (with the excess rescinded), with vesting as provided in the following amended and restated Section 3(c) of the Agreement. For avoidance of doubt, the 400,000 share portion of the Initial Option shall remain in full force and effect, as granted on the Effective Date, and shall not be affected by this Amendment other than with respect to the revised vesting terms. The Additional Option shall be rescinded, and grants of unrestricted shares and restricted shares shall be made as provided in the following amended and restated Section 3(c) of the Agreement.

1.2. Section 3(c) of the Agreement is hereby replaced in its entirety with the following:

Upon the Effective Date, the Executive shall be granted an option (the “Initial Option”) to purchase 400,000 shares (the “Initial Option Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”) under and subject to the Company’s 2009 Equity Compensation Plan, as the same may be amended and/or restated from time to time (the “2009 Equity Plan”) at an exercise price equal to the closing price of the Common Stock on the Effective Date. The Initial Option shall be subject in all respects to the terms and conditions of the 2009 Equity Plan and applicable law and shall be subject to a written grant agreement setting forth the terms and conditions to which such Initial Option grant shall be subject (“Initial Grant Agreement”). The Initial Grant Agreement will provide, among other things, that 80,000 shares of the Initial Option Shares shall be immediately vested, with the balance of the Initial Option Shares vesting in a series of sixteen successive equal quarterly installments (20,000 shares each) such that vesting is complete on the fourth anniversary of the Effective Date (in each case, subject to the Executive’s continued employment with the Company on the applicable vesting date). The Executive shall be granted, upon the Amendment Date, an award of Unrestricted Shares (as defined in the 2009 Equity Plan) of 54,811 shares of the Common Stock

(the “Amendment Award”). The Amendment Award shall be subject to the terms and conditions of the 2009 Equity Plan and applicable law. In addition, the Executive shall be granted, upon the Amendment Date, a Stock Award of 82,217 shares of the Common Stock (the “Performance-Based Award”), subject to a Restricted Period (as defined in the 2009 Equity Plan) as provided below. The Performance-Based Award shall be subject to the terms and conditions of the 2009 Equity Plan and applicable law and shall be subject to a Stock Award Agreement setting forth the terms and conditions to which such Performance-Based Award shall be subject (the “Performance-Based Award Agreement”). The Performance-Based Award Agreement will provide, among other things, that the Performance-Based Award shall vest and become exercisable based on two (2) individual milestones (41,108 shares and 41,109 shares, respectively), subject to the Executive’s continued employment by the Company on each of the applicable milestone vesting dates. The milestones shall be mutually established by the Compensation Committee (or the Executive Chairman) and the Executive within three (3) months following the Amendment Date. The Initial Option, share issuances thereunder, the Amendment Award and the Performance-Based Award (collectively, the “Award Shares”) are subject to the Executive’s execution of the Company’s Insider Trading Policy. In addition, the Executive acknowledges that in his position he will be an “affiliate” of the Company for purposes of U.S. securities laws and the Award Shares and any transfer of the Award Shares will be treated as such. The Award Shares will be included in the Company’s registration statements on Form S‑8. The Company will withhold from the number of shares otherwise deliverable under the Amendment Award and the Performance-Based Award a number of shares of Common Stock having a Fair Market Value (as defined in the 2009 Equity Plan) equal to an amount sufficient to satisfy the Company’s and the Executive’s estimated federal and state tax withholding obligations with respect to the award of such shares (assuming a combined 45% tax rate), and the Company shall then pay the cash amount of such taxes to the relevant federal and state taxing authorities as withholding, so that the net number of shares delivered pursuant to the Amendment Award shall be 30,146 shares and the net number of shares delivered pursuant to the Performance-Based Award shall be 45,219 shares; provided, that, with respect to the Performance-Based Award, the Executive shall file an 83(b) election and shall promptly provide a copy of such election to the Company.

2.    Effect of Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect. This Amendment shall not itself be amended, except as part of any future amendment to the Agreement effected in accordance with the terms thereof. The terms of this Amendment may be reflected in an amended and restated employment agreement upon approval and execution thereof.

3.    Further Assurances. Each party agrees to execute and deliver such other documents and to do such other acts and things as any other party may reasonably request from time to time for the purpose of carrying out the intent of this Amendment.
4.    Miscellaneous.

4.1.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Company and Executive and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

4.2.    Governing Law. This Amendment and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New York without reference to choice of law rules.

4.3.    Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date set forth above.

NEOSTEM, INC.

By:/s/ David J. Mazzo

David J. Mazzo, PhD

/s/ Robert S. Vaters
Robert S. Vaters